   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1998
  REGISTRATION NOS. 333-      , 333-      , 333-      , 333-      , 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

UNIONBANCAL CORPORATION                   CALIFORNIA               94-1234979
UNIONBANCAL FINANCE TRUST I                DELAWARE                94-3313816
UNIONBANCAL FINANCE TRUST II               DELAWARE                94-3313838
UNIONBANCAL FINANCE TRUST III              DELAWARE                94-3313845
UNIONBANCAL FINANCE TRUST IV               DELAWARE                94-3313846
(Exact name of Registrant as     (State or other jurisdiction   (I.R.S. Employer
specified in its charter)            of incorporation or         Identification
                                        organization)                 No.)

                            ------------------------

                             350 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                  415-765-2969
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                             JOHN H. MCGUCKIN, JR.
                            EXECUTIVE VICE PRESIDENT
                            UNIONBANCAL CORPORATION
                             400 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                  415-765-2969
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agents for Service)

                                    Copy to:
                                 GREGG A. NOEL
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/
                            ------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED            PROPOSED
                                                                      MAXIMUM             MAXIMUM
                                                                     AGGREGATE           AGGREGATE           AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO BE         PRICE PER            OFFERING        REGISTRATION FEE
      SECURITIES TO BE REGISTERED (1)        REGISTERED (1)(2)      UNIT (2)(3)          PRICE (2)              (4)
Common Stock of UnionBanCal Corporation....
Preferred Stock of UnionBanCal
  Corporation..............................
Depositary Shares representing Preferred
  Stock of UnionBanCal Corporation (5).....
Preferred Securities of UnionBanCal Finance
  Trust I, UnionBanCal Finance Trust II,
  UnionBanCal Finance Trust III and
  UnionBanCal Finance Trust IV.............     $750,000,000            (3)             $750,000,000          $208,500
Senior debt securities, senior subordinated
  debt securities, subordinated debt
  securities and junior subordinated debt
  securities (collectively, "Debt
  Securities") of UnionBanCal
  Corporation..............................
Guarantee of Preferred Securities of
  UnionBanCal Finance Trust I, UnionBanCal
  Finance Trust II, UnionBanCal Finance
  Trust III and UnionBanCal Finance Trust
  IV, by UnionBanCal Corporation (6).......
Total......................................     $750,000,000            100%            $750,000,000          $208,500

(1) Such indeterminate number of shares of Common Stock, Preferred Stock and Depositary Shares and such indeterminate principal amount of Debt Securities and such indeterminate number of Preferred Securities of UnionBanCal Finance Trust I, UnionBanCal Finance Trust II, UnionBanCal Finance Trust III and UnionBanCal Finance Trust IV as may from time to time be issued at indeterminate prices. Debt Securities may be issued and sold to UnionBanCal Finance Trusts I, II, III and IV, in which event such Debt Securities may later be distributed to the holders of trust preferred securities upon a dissolution of UnionBanCal Finance Trusts I, II, III and IV and the distribution of the assets thereof.

(2) The aggregate public offering price of the securities registered hereby will not exceed $750,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3 and (b) will be determined from time to time by the Registrants in connection with the issuance of securities registered hereunder.

(4) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.

(5) Such indeterminate number of Depositary Shares to be evidence by Depositary Receipts issued under a Deposit Agreement. If fractional interests in shares of Preferred Stock are issued, Depositary Receipts will be distributed for such fractional interests and the shares of Preferred Stock will be issued to the depositary under the Deposit Agreement.

(6) Includes the rights of holders of the trust preferred securities and certain back-up obligations of UnionBanCal Corporation as further described in this Registration Statement. No separate consideration will be received for any Guarantees or the back-up obligations.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 19, 1998
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE COMPANY IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OF SALE IS NOT PERMITTED.

PROSPECTUS
$750,000,000

UNIONBANCAL CORPORATION                        UNIONBANCAL FINANCE TRUST I
                                               UNIONBANCAL FINANCE TRUST II
                                               UNIONBANCAL FINANCE TRUST III
                                               UNIONBANCAL FINANCE TRUST IV

COMMON STOCK, PREFERRED STOCK, DEPOSITARY
SHARES                                         TRUST PREFERRED SECURITIES GUARANTEED BY
AND DEBT SECURITIES                            UNIONBANCAL CORPORATION

--------------------------------------------------------------------------------

THE COMPANY

    - may sell common stock to the public;

    - may sell preferred stock to the public;

    - may sell depositary shares representing preferred stock to the public;

    - may sell debt securities to the public; and

    - will guarantee the payment by each trust of any trust preferred securities.

THE TRUSTS

    UnionBanCal Finance Trust I, UnionBanCal Finance Trust II, UnionBanCal Finance Trust III and UnionBanCal Finance Trust IV are Delaware business trusts. Each trust may:

    - sell trust preferred securities (representing undivided beneficial interests in the trust) to the public;

    - sell trust common securities (representing undivided beneficial interests in the trust) to UnionBanCal Corporation;

    - use the proceeds from these sales to buy an equal amount of debt securities of UnionBanCal Corporation; and

    - distribute the cash payments it receives on the debt securities it owns to the holders of the trust preferred and trust common securities.

    WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE SECURITIES BEING OFFERED TO YOU, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

    THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                The date of this prospectus is            , 199

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
About This Prospectus..........................           2

Where You Can Find More Information............           2

Special Note Regarding Forward-Looking
  Statements...................................           3

The Company....................................           4

The Trusts.....................................           8

Risk Factors...................................           9

Use of Proceeds................................          12

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends....................          13

                                                    PAGE
                                                    -----

Description of Securities......................          13
  Description of Capital Stock.................          13
  Description of Depositary Shares.............          15
  Description of the Trust Preferred
    Securities.................................          17
  Description of Debt Securities...............          23
  Description of the Trust Preferred Securities
    Guarantees.................................          30

Relationship Among the Trust Preferred
  Securities, the Trust Preferred Securities
  Guarantee and the Debt Securities Held by
  Each Trust...................................          33

Plan of Distribution...........................          33

Legal Opinion..................................          34

Experts........................................          34

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning UnionBanCal Corporation can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including UnionBanCal Corporation. Our common stock is quoted on the Nasdaq Stock Market's National Market System ("NMS"). These reports, proxy statements and other information are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement filed with the SEC by us and the trusts. The full registration statement can be obtained from the SEC as indicated above, or from us.

    The SEC allows UnionBanCal Corporation to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

    - Annual Report on Form 10-K for the year ended December 31, 1997 and all amendments thereto;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and all amendments thereto;

    - Current Report on Form 8-K dated August 10, 1998.

    UnionBanCal Corporation also incorporates by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act") until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

    We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Investor Relations, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104 (telephone 415-765-2969).

    There are no separate financial statements of the trusts in this prospectus. We do not believe such financial statements would be helpful because:

    - The trusts are subsidiaries of UnionBanCal Corporation, which files consolidated financial information under the Exchange Act.

    - The trusts do not have any independent operations other than issuing the preferred and common securities and purchasing the Debt Securities of UnionBanCal Corporation.

    - The trust's only material assets will be the debt securities of UnionBanCal Corporation when issued.

    - The combined obligations of UnionBanCal Corporation under the debt securities, the Trust Preferred Securities Guarantees, the Declarations and the Indenture (each as defined herein) have the effect of providing a full, irrevocable and unconditional guarantee of the trusts' obligations under their trust preferred securities. See "Description of Debt Securities," "Description of the Trust Preferred Securities Guarantees" and "Relationship Among the Trust Preferred Securities, the Trust Preferred Securities Guarantee and the Debt Securities Held by Each Trust."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus or the information incorporated by reference herein includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which we conduct our operations. For a discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this prospectus generally, in any prospectus supplement related hereto, and in other information contained in our publicly available SEC filings and press releases.

                                  THE COMPANY

    UnionBanCal Corporation, or "UNBC," is the third largest commercial bank in California, based on both total assets and total deposits in California, and among the 30 largest in the United States. Having roots as far back as 1864, we are among the oldest banks on the West Coast. At September 30, 1998, we had 244 full-service branches in California, 6 full-service branches in Oregon and Washington, 2 facilities in Texas and New York and 18 offices abroad. Our bank was formed through the combination of Union Bank and BanCal Tri-State Corporation in 1996. We are presently approximately 82% owned by The Bank of Tokyo-Mitsubishi, Ltd., or "BTM."

    We provide a wide range of financial services to retail customers, small businesses, middle-market companies and major corporations. These services include a variety of personal and commercial financial products, including consumer and small-business lending, corporate and international lending and cash management, treasury, trust and investment advisory services. Most of our customers are located in California, the nation's most populous state with over 32 million residents.

    As of September 30, 1998, our total assets were $31.4 billion, total deposits were $23.7 billion and total shareholders' equity was $3.0 billion. Our net income for the nine months ended September 30, 1998 was $352.4 million, and net income per diluted share was $6.02 ($2.01 after giving effect to the 3-for-1 stock split described below).

THE STRATEGIC REPOSITIONING

    THE TRANSACTIONS. On November 19, 1998, BTM and UNBC announced the proposed public offering of $750 million of UNBC common stock, all of which is owned by BTM ("the Common Stock Offering"). At the same time, we announced that we will seek to repurchase up to $500 million of UNBC common stock. It is expected that we will repurchase $250 million of UNBC common stock from BTM concurrently with the closing of the Common Stock Offering by BTM. We may also repurchase up to an additional $250 million of UNBC common stock from other foreign institutional shareholders. To finance the repurchases, we announced a proposed public offering of trust preferred securities (the "Trust Preferred Offering"). The size of the Trust Preferred Offering will depend upon the amount of UNBC common stock to be repurchased. The Trust Preferred Offering, the Common Stock Offering and the repurchases are referred to as the "Transactions." We anticipate that the Common Stock Offering and the Trust Preferred Offering will close in the first quarter of 1999, with the repurchase of common stock from BTM completed concurrently with the closing of the Common Stock Offering.

    The Transactions are principally designed to improve our return on average common equity and earnings per share and increase our public float.

    - The repurchase of the common stock from BTM, the issuance of the trust preferred securities and the increase of the common stock dividend (described below) would, on a pro forma basis:

       - increase UNBC's return on average common equity from    % to    % at
         September 30, 1998; and

       - increase UNBC's earnings per share for the nine months ended September
         30, 1998 and the year ended December 31, 1997, from $   up to $   and
         from $   up to $   , respectively (representing an approximate        %
         increase and    % increase, respectively).

    - The sale of the common stock by BTM to the public will also substantially increase the percentage of UNBC's common stock that is held by public investors (its "public float"), thereby increasing the stock's liquidity.

    In addition, we believe the Transactions will provide UNBC with additional benefits, including increased market visibility as a result of more research coverage and a more attractive acquisition currency, both resulting from an increased public float.

    DIVIDEND POLICY AND STOCK SPLIT. On November 19, 1998, we announced a 36% increase in our quarterly common stock dividend, from $.42 per share to $.57 per share, to be paid on January 8, 1999 to shareholders of record as of December 4, 1998. In addition, we announced a 3-for-1 stock split payable to shareholders of record on December 7, 1998, with shares issuable on December 21, 1998. After giving effect to the stock split, our quarterly common stock dividend will be $0.19 per share.

THE BANK OF TOKYO-MITSUBISHI, LTD.

    The Bank of Tokyo-Mitsubishi, Ltd. is Japan's largest bank, based on total assets, with a domestic network that comprises approximately 350 branches, sub-branches and agencies and an overseas network that includes more than 400 facilities located in all the major financial and commercial centers of the world. BTM offers an extensive scope of financial products and services to businesses, governments and private individuals.

    UNBC is BTM's largest overseas subsidiary. BTM was created through the merger, on April 1, 1996, of The Bank of Tokyo, Ltd. and The Mitsubishi Bank, Limited. In connection with that merger, Union Bank (formerly majority owned by The Bank of Tokyo) and BanCal Tri-State Corporation (formerly wholly owned by Mitsubishi Bank) combined on April 1, 1996. As a result, BTM came to own over 80% of UNBC. BTM has stated that it intends to maintain its majority stake in UNBC after the closing of the Transactions.

BANKING SERVICES

    UNBC's operations are divided into five primary segments: the Community Banking Group; the Commercial Financial Services Group; the Trust and Private Financial Services Group; the Global Markets Group; and the International Banking Group.

    The Community Banking Group offers a comprehensive line of loan and deposit products for consumers and businesses primarily located in California. It provides services through its 244 branches in California, as well as branches in Oregon and Washington. In addition to traditional consumer and business loan products, the Community Banking Group offers credit products to small to mid-size agricultural enterprises, international trade and settlement services, and E-banking through our web site and through personal financial management products. Average assets in this group for the nine months ended September 30, 1998 were $10.3 billion of our total assets.

    The Commercial Financial Services Group offers a full line of commercial financial services to California middle market companies, large corporations across the nation, real estate companies and other, more specialized industries such as oil and gas, and energy utilities, media, communications, healthcare, forest products, finance and retailing. Through its relationships with title and escrow companies, government agencies and other primarily corporate customers who provide large pools of deposits, this group provides a significant source of funding for UNBC. Average assets in the Commercial Financial Services Group for the nine months ended September 30, 1998 were $11.7 billion of our total assets.

    The Trust and Private Financial Services Group, through its five main business divisions, offers trust, custody and advisory services to institutional and individual customers. Within these divisions, this group provides trust and private banking services to high net worth individuals, and it provides investment management and advisory services to trust customers, to our proprietary mutual fund family, HighMark, and to traditional employee benefit and 401(k) plans. This group also provides global and domestic custody, securities lending and corporate trust services. Through our registered broker/dealer, the Trust and Private Financal Services Group provides brokerage services to trust and retail customers. At September 30, 1998, this group had approximately $90 billion in assets under administration.

    The Global Markets Group offers customers a broad range of risk management products such as foreign exchange, interest rate swaps, caps and floors. It manages the market-related risks for UNBC as part of its responsibilities for asset/liability management. This group also originates debt instruments for bank eligible issuers and trades debt instruments in the secondary market. Average assets in the Global Markets Group for the nine months ended September 30, 1998 were $4.3 billion of our total assets.

    The International Banking Group offers corporate banking products through its full service foreign branches in Tokyo, Taipei, and Seoul and its banking units and representative offices in other parts of Asia and Latin America. A leader in international correspondent banking, this group ranks among the top 5 U.S. banks doing correspondent banking in Asia. Through its branches in the United States, the International Banking Group also provides trade finance and other international services for export/import activity. Average assets in this group for the nine months ended September 30, 1998 were $3.0 billion of our total assets.

OPERATING STRATEGY

    Our operating strategy is focused on the following:

    - CAPITALIZE ON STRONG POSITION IN CORE CALIFORNIA MARKET. We believe that one of our primary strategic strengths is our established position in the attractive California bank market. California is the largest state in the U.S., with over 32 million residents and nearly $1 trillion in gross state product. Based on both total assets and total deposits in California, we are the third largest commercial bank in California and we are among the oldest banks on the West Coast. Based on total deposits, we also hold the number three commercial bank positions in Los Angeles, San Francisco and San Diego. We serve approximately one million households and small businesses, with 244 banking offices in California. We also offer a distinctive combination of traditional community bank service with a large branch network and a broad array of products. We intend to continue to capitalize on the high quality of our customer service, taking advantage of any changes in service levels caused by recent increases in bank merger activity in the California market.

    - FOCUS ON UNDERSERVED, PROFITABLE BUSINESS NICHES. In recent years, we have increased our strategic focus on products and markets that are more specialized and, in many cases, more profitable than those typically serviced by the larger "Super-regional banks" or "Mega-banks." These niche products and markets include specialized lending, trade finance, private client services and asset management. In specialized lending, we focus on middle market clients in industries such as communications and media, oil and gas and utilities. We seek to provide highly responsive customer service, along with our broad industry experience, to create and maintain long-term relationships with clients who are often underserved by larger banks. Trade finance is attactive to us because it is typically a fee-based recurring revenue stream which possesses relatively low credit risk characteristics. In addition, we are increasing our focus on other, more fee-based businesses, such as private client services and asset management. We intend to offer our HighMark family of funds in Japan, building upon our relationship with BTM to expand our asset management business into international markets. Our non-interest income (net of gain on the sale of credit card portfolio) has increased from 26% of total revenue in 1995 to 28% of total revenue for the nine month period ended September 30, 1998. For the nine month period ended September 30, 1997 to the nine month period ended September 30, 1998, non-interest income (net of gain on the sale of credit card portfolio) increased from $342.6 million to $382.9 million.

    - MAINTAIN HIGH LENDING STANDARDS AND STRONG ASSET QUALITY PROFILE. We strive to maintain strong asset quality through our underwriting standards, credit policies and ongoing credit reviews of our existing loan portfolio. These criteria along with the recent strength of the California economy have resulted in our current high quality loan portfolio. For the nine months ended September 30, 1998, our ratio of net loans charged off to average total loans was 0.12%, or the third lowest of the 30 largest commercial banks in the United States. At September 30, 1998, our ratio of non-performing assets to total assets was 0.26%, or the seventh lowest of the 30 largest commercial banks in the United States. In addition, as of September 30, 1998, our ratio of reserves to total loans was 2.02%, or the eighth highest of the 30 largest commercial banks in the United States. At September 30, 1998, no industry concentration exceeded 10% of our total commercial, financial and industrial loans. Additionally, at September 30, 1998, we had a limited number of borrowers with larger loans, with 10 borrowers who had total outstanding balances of over $50 million, and only one borrower who had a total outstanding balance of over $75 million.

    - IDENTIFY STRATEGIC BUSINESSES AND CONSIDER POTENTIAL ACQUISITIONS OR DIVESTITURES. We view selective acquisitions and divestitures, as well as internal growth, as the primary means to grow and enhance our core businesses. We will consider acquisitions of banks and other financial services businesses that will increase our presence in existing markets or allow us to expand into contiguous markets. We will also consider acquisitions in other complementary financial services businesses in which we believe there exists superior growth potential. In addition, we will consider exiting businesses which we believe are not strategic and do not meet our core business criteria. Our strategic business evaluation process focuses on historical financial performance, the competitive environment and future growth potential.

                                   THE TRUSTS

    UNBC created four Delaware business trusts pursuant to four Declarations of Trust executed by us as sponsor for each trust and five appointed trustees for each trust. The trusts are named UnionBanCal Finance Trust I, UnionBanCal Finance Trust II, UnionBanCal Finance Trust III, and UnionBanCal Finance Trust IV (each a "Trust"). Prior to the issuance of trust preferred securities, we will file an Amended and Restated Declaration of Trust (a "Declaration") for each Trust, which will state the terms and conditions for each Trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

    Each Trust will exist solely to:

    - issue and sell its preferred and common securities;

    - use the proceeds from the sale of its preferred and common securities to purchase a series of UNBC's debt securities; and

    - engage in other activities that are necessary or incidental to these purposes.

    We will purchase all of the common securities of each Trust. Unless otherwise stated in the applicable prospectus supplement, the trust common securities will represent an aggregate liquidation amount equal to at least 3% of each Trust's total capitalization. The trust preferred securities will represent the remaining approximately 97% of such Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under the related Declaration has occurred, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

    The trust preferred securities will be guaranteed by UNBC as described later in this prospectus and the applicable prospectus supplement.

    We have appointed five trustees to conduct the Trusts' business and affairs:

    - The First National Bank of Chicago ("Property Trustee")

    - First Chicago Delaware Inc. ("Delaware Trustee")

    - Three officers of UNBC ("Regular Trustees")

    Only UNBC, as owner of the common securities of each Trust, can remove or replace the trustees. In addition, we can increase or decrease the number of trustees. The majority of trustees, however, will always be Regular Trustees.

    UNBC will pay all fees and expenses related to each Trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each Trust, except each Trust's obligations under the related preferred and common securities.

    The Trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the Trusts will not have any independent operations. The Trusts exist solely for the reasons summarized above.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE SECURITIES.

CALIFORNIA ECONOMIC CONDITIONS

    A substantial majority of our assets and deposits are generated in California. As a result, poor economic conditions in California may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. In the early 1990s, the California economy experienced an economic recession that resulted in increases in the level of delinquencies and losses for us and many of the state's financial institutions. If California were to experience another recession, it is expected that our level of problem assets would increase accordingly. The current economic crisis in Asia is expected to continue to negatively impact the economic conditions in California.

    We are also subject to certain industry-specific economic factors. For example, a portion of our total loan portfolio is related to real estate obligations, and a portion of our recent growth has been fueled by the general real estate recovery in California. Accordingly, a downturn in the real estate industry in California could have an adverse effect on our operations. Similarly, a portion of our total loan portfolio is to borrowers in the agricultural industry. Last year's weather effects of "El Nino," combined with low commodity prices, may adversely affect the agricultural industry and, consequently, may impact our business negatively.

INTEREST RATE RISK

    Significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new loans and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of loans. In addition, changes in market interest rates or in the relationships between short-term and long-term market interest rates or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This could result in an increase in interest expense relative to interest income. An increase in market interest rates also could adversely affect the ability of our floating-rate borrowers to meet their higher payment obligations, which could result in an increase in non-performing assets and net-loan losses.

FAILURE TO CONSUMMATE TRANSACTIONS

    Although UNBC and BTM intend to consummate the Transactions during the first quarter of 1999, the Transactions may not occur. The repurchases from BTM and the other foreign institutional holders will be conditioned on the closing of the Common Stock Offering and the Trust Preferred Offering. In addition, the Common Stock Offering is conditioned on the closing of the repurchase from BTM. Accordingly, if BTM does not complete the Common Stock Offering, the repurchases will not occur. If any of the Transactions does not occur, we may not recognize any of the anticipated benefits, including the expected increase in the liquidity of our common stock, earnings per share and return on average common equity. In addition, we do not know if we will be able to successfully complete the repurchase of any shares from the other foreign institutional holders.

CONTROL BY AND RELATIONSHIP WITH THE BANK OF TOKYO-MITSUBISHI, LTD.; CONFLICTS
  OF INTEREST

    Upon completion of the Common Stock Offering and the repurchases, BTM will continue to own a majority of the outstanding shares of our common stock. BTM will continue to be able to elect all of our directors and to control the vote on all matters, including determinations such as:

    - approval of mergers or other business combinations;

    - sales of all or substantially all of UNBC's assets;

    - any matters submitted to a vote of UNBC's shareholders;

    - issuance of any additional common stock or other equity securities;

    - incurrence of debt other than in the ordinary course of business;

    - the selection and tenure of the Chief Executive Officer of UNBC;

    - payment of dividends with respect to common stock or other equity securities; and

    - matters that might be favorable to BTM.

    BTM's ability to prevent an unsolicited bid for UNBC or any other change in control could have an adverse effect on the market price for our common stock and other UNBC securities. In addition, although we fund our operations independently of BTM and believe our business is not necessarily closely related to the business of, and the outlook for, BTM, BTM's credit ratings may affect our credit ratings. BTM's credit ratings were downgraded in October 1998 by Standard and Poor's Corporation and its credit ratings currently are on Moody's Investors Service, Inc.'s credit watch with negative implications. Any future downgrading of BTM's credit rating could adversely affect our credit ratings. Therefore, as long as BTM maintains a majority interest in UNBC, a deterioration in BTM's financial condition could result in an increase in our borrowing costs and could impair our access to the public and private capital markets. BTM is also subject to regulatory oversight and review. Our business operations and expansion plans could be negatively affected by regulatory concerns related to the Japanese financial system and BTM.

    As part of BTM's normal risk management processes, BTM manages its global credit exposures and concentrations on an aggregate basis, including UNBC. Therefore, at certain levels, our ability to approve certain credits and categories of customers is subject to concurrence by BTM.

    BTM and UNBC may wish to extend credit to the same customer. Our ability to do so may be limited for various reasons, including BTM's aggregate credit exposure and marketing policies.

    A majority of UNBC's directors are not officers or employees of UNBC or any of its affiliates, including BTM ("Outside Directors"). However, BTM could change the composition of our Board of Directors so that it would not have a majority of Outside Directors. Our directors' and officers' ownership interests in BTM's common stock or service as a director or officer or other employee of both UNBC and BTM could create or appear to create potential conflicts of interest, especially since UNBC and BTM both compete in the United States banking industry.

COMPETITION

    Banking is a highly competitive business. We compete actively for loan, deposit, and other financial services business in California, as well as nationally and internationally. Our competitors include a large number of state and national banks, thrift institutions and major foreign-affiliated or foreign banks, as well as many financial and nonfinancial firms that offer services similar to those offered by us or our subsidiaries. Some of our competitors are community banks that have strong local market positions, and some are large financial institutions (such as Bank of America, Wells Fargo and Washington Mutual) that have substantial capital, technology and marketing resources. Such large financial institutions may have greater access to capital at a lower cost than UNBC, which may adversely affect our ability to compete effectively.

    In addition, there have been a number of recent mergers involving financial institutions located in California. Some of the merged banks, such as Wells Fargo/Norwest, employ a strong community-based banking model of doing business that may increase the competition with our distinctive combination of traditional community bank service coupled with a large branch network.

HOLDING COMPANY STRUCTURE

    A substantial portion of our cash flow typically comes from dividends paid to us by our bank and nonbank subsidiaries. Various statutory provisions restrict the amount of dividends our subsidiaries can pay to us without regulatory approval. In addition, because we are a holding company, our rights and the rights of our creditors and shareholders, including the holders of our securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to claims of the subsidiary's creditors, except to the extent that we may be a creditor of the applicable subsidiary with recognized claims against it.

REGULATION

    We are subject to significant federal and state regulation and supervision, which is primarily for the benefit and protection of our customers and not for the benefit of investors. In the past, our business has been materially affected by these regulations. This trend is likely to continue in the future. Laws, regulations or policies currently affecting us and our subsidiaries may change at any time. Regulatory authorities may also change their interpretation of these statutes and regulations. Therefore, our business may be adversely affected by any future changes in laws, regulations, policies or interpretations.

    Additionally, our international activities may be subject to the laws and regulations of the jurisdiction where business is being conducted. International laws, regulations and policies affecting us and our subsidiaries may change at any time and affect our business opportunities and competitiveness in these jurisdictions. Due to BTM's controlling ownership of UNBC, laws, regulations and policies adopted or enforced by the Government of Japan may adversely affect our activities and investments and those of our subsidiaries in the future.

    Under long-standing policy of the Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of that policy, UNBC may be required to commit financial and other resources to its subsidiary bank in circumstances where it might not otherwise do so.

COMPUTER TECHNOLOGIES

    The year 2000 problem results from an inability of computer systems to accurately recognize dates on and after the year 2000. The year 2000 problem is a broad business issue that extends beyond computer failures to possible failures of entire infrastructures, such as telecommunications and data networks, building facilities and security systems and systems of other institutions, including governmental agencies, to settle transactions.

    Many of our critical operations are not presently ready to operate normally in the year 2000 and beyond, although preparations are underway to correct this. We are preparing for the century change with an enterprise-wide year 2000 program. It has identified all of the major application and processing systems, and sought external and internal resources to replace and test the systems. Purchased software, internally developed systems and systems supported by external parties are being tested as part of the program. Customers and vendors that have significant relationships with UNBC are being evaluated to determine whether they are adequately preparing for the year 2000. In addition, contingency plans are being developed to reduce the impact of some potential events that may occur. However, there can be no guarantee that the systems of vendors or customers with which we do business will be completed on a timely basis, or that contingency plans will shield operations from failures that may occur.

    The year 2000 problem poses the following principal risks to our business:

    - disruption of our business due to our failure to achieve year 2000 readiness;

    - disruption of our business due to failure of third parties to achieve year 2000 readiness; and

    - disruption in our funding and repayment operations due to failure of fund providers and obligors to achieve year 2000 readiness.

    The total cost of the year 2000 project is estimated to be approximately $50 million. The cost of the year 2000 project is being funded by normal operating cash flow and staffed by external resources as well as internal staff re-deployed from less time-sensitive assignments. Estimated total cost could change further as analysis continues. Because of the range of possible issues and the large number of variables involved, however, we cannot definitively quantify the potential costs. For example, our remediation efforts or the efforts of third parties may be unsuccessful. Any failure of such remediation efforts could result in a loss of business, damage to our reputation or legal liability. Consequently, such failures could have a material adverse effect on our business.

POSSIBLE FUTURE SALES OF SHARES BY THE BANK OF TOKYO-MITSUBISHI, LTD.

    Although The Bank of Tokyo-Mitsubishi, Ltd. has announced its intention to maintain its majority ownership in UNBC, it will be free to sell shares of our common stock after the completion of the Common Stock Offering and the repurchase of UNBC common stock from BTM, subject to applicable federal securities law and the restrictions discussed below. By virtue of its current control of UNBC, BTM could sell large amounts of its shares of our common stock by causing us to file a registration statement with respect to such stock. In addition, BTM could sell its shares of our common stock without registration pursuant to Rule 144 under the Securities Act. Although we can make no prediction as to the effect, if any, that such sales would have on the market price prevailing from time to time, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices. If BTM sells or transfers its shares of our common stock as a block, another person or entity could become the controlling shareholder of UNBC.

                                USE OF PROCEEDS

    The net proceeds of the sale of the common and preferred securities issued by each Trust will be invested by such Trust in the related series of debt securities of the Company. Unless otherwise stated in the applicable prospectus supplement, the Company intends to use such proceeds, in addition to the net proceeds of any securities sold by the Company, for possible repurchases of the Company's outstanding securities and for general corporate purposes, including working capital, acquisitions and other business opportunities.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the Company.

                                                                                                              NINE MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                      -----------------------------------------------------  --------------------
                                                        1993       1994       1995       1996       1997       1997       1998
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and
  preferred stock dividends:
    Excluding interest on deposits..................       1.33x      1.46x      1.68x      1.51x      1.78x      1.79x      1.85x
    Including interest on deposits..................       1.20       1.29       1.42       1.30       1.45       1.46       1.49

    For purposes of computing these ratios, earnings represent consolidated income before income taxes and cumulative effects of accounting changes plus consolidated fixed charges. Consolidated fixed charges represent interest expense, including interest on deposits where indicated, and such portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements which represent the amount of pre-tax earnings required to cover such dividend requirements.

                           DESCRIPTION OF SECURITIES

    This prospectus contains a summary of our common stock, preferred stock, depositary shares, debt securities, preferred securities of the Trusts, and preferred securities guarantees of UNBC relating to each Trust. The securities issued by the Trusts will be identical with respect to each Trust, except as otherwise described in the prospectus supplement for such securities. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

    The following descriptions of the capital stock of UNBC do not purport to be complete and are subject to and qualified in their entirety by reference to our Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), our ByLaws (the "Bylaws") and the California General Corporation Law ("CGCL"). We have filed copies of the Articles of Incorporation and the Bylaws with the SEC and such documents are incorporated by reference into the Registration Statement of which this prospectus is a part.

    UNBC's authorized capital stock consists of 105,000,000 shares, of which 100,000,000 shares are common stock and 5,000,000 shares are preferred stock. As of October 31, 1998, 58,403,188 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued or outstanding. On November 18, 1998, our Board of Directors approved a 3-for-1 common stock split payable to stockholders of record on December 7, 1998, with shares issuable on December 21, 1998, and a corresponding increase in the number of authorized shares of our common stock to 300,000,000.

COMMON STOCK

    Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by our shareholders. The holders of outstanding shares of our common stock, subject to any preferences that may be applicable to any outstanding series of our preferred stock, are entitled to receive ratably such dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Upon liquidation or dissolution of UNBC, the holders of our common stock will be entitled to share ratably in the assets of UNBC legally available for distribution to shareholders after payment of liabilities and subject to the prior rights of any holders of any of our preferred stock then outstanding. Holders of our common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. In addition, our common stock does not have cumulative voting rights. Shares of our common stock are not subject to further calls or assessments by UNBC.

PREFERRED STOCK

    We are authorized to issue 5,000,000 shares of preferred stock, none of which currently is issued or outstanding. Our Board has the authority, without further action by the shareholders, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of our preferred stock and to fix the number of shares, dividend rights, conversion or exchange rights, voting rights, redemption rights, liquidation preferences, and sinking funds of any series of our preferred stock. The holders of our preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock pursuant to the CGCL.

    The terms on which our preferred stock may be convertible into or exchangeable for our common stock or other securities of UNBC will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at the option of UNBC, and may include provisions pursuant to which the number of shares of our common stock or other securities of UNBC to be received by the holders of Preferred Stock would be subject to adjustment.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND CGCL

    PREFERRED STOCK. Under the Articles of Incorporation, our Board may provide by resolution for the issuance of shares of one or more series of our preferred stock and may fix the terms and conditions of each such series. The authorized shares of our preferred stock will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series of UNBC's stock may be listed.

    This gives our Board the power to approve the issuance of a series of preferred stock of UNBC that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to satisfy an applicable percentage vote requirement.

    WRITTEN CONSENTS. Bylaws provide that any shareholder action can be taken by written consent of the shareholders. As a result, BTM, which owns a majority of shares of our common stock, can take action by written consent.

    DIRECTORS' LIABILITY. The Articles of Incorporation provide for indemnification of directors to the fullest extent authorized by California law.
Section 317 of the CGCL contains provisions permitting, and in some situations, requiring California corporations to provide indemnification to their directors and officers for losses and litigation expenses incurred in connection with their service to the corporation in those capacities.

TRANSFER AGENT AND REGISTRAR

    Harris Trust Company of California acts as transfer agent and registrar for our common stock.

DESCRIPTION OF DEPOSITARY SHARES

    The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement (as defined herein) and the depositary receipt relating to the preferred stock which is attached to the Deposit Agreement. Such documents will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

    If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent fractional interests of preferred stock. The shares of preferred stock underlying the depositary shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50 million. The depositary shares will be evidenced by depositary receipts issued under the Deposit Agreement.

    Subject to the terms of the Deposit Agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying such depositary shares, to all the rights and preferences of the preferred stock underlying such depositary shares. Individuals purchasing the fractional interests in shares of the related preferred stock will receive depositary receipts according to the terms of the offering described in the prospectus supplement.

    The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares representing such preferred stock in proportion to the number of depositary shares owned by such holders on the relevant record date. The depositary will distribute only such amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

    If there is a distribution other than in cash, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by such holders, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be available to the holders of the depositary shares.

    If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by such depositary receipts.

    If a series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of such series of the preferred stock held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be so redeemed at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on such series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date, the number of depositary shares representing the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, PRO RATA or such other method as is determined by the depositary.

    After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money, securities or other property payable upon such redemption and any money, securities or other property that the holders of such depositary shares were entitled to upon such redemption upon the surrender to the depositary of the depositary receipts evidencing such depositary shares.

    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of such meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary on the exercise of the voting rights representing the shares of preferred stock underlying such holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying such depositary shares according to such instructions, and we will agree to take all reasonable action requested by the depositary in order to enable the depositary to do so.

    The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended by agreement between us and the depositary. Any amendment, however, that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A Deposit Agreement may be terminated by us or the depositary only if (i) all related outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of the related depositary shares.

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are stated in the Deposit Agreement for their accounts.

    The depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

    The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we must furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the depositary's obligations under the Deposit Agreement will be limited to performance in good faith of duties set forth in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following descriptions of the trust preferred securities do not purport to be complete and are subject to and qualified in their entirety by reference to the Declaration for each Trust and the indenture between UNBC and The First National Bank of Chicago, as trustee (the "Indenture"), relating to the issuance of the debt securities by UNBC, as supplemented by Board resolution or by supplemental indenture. Such documents will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

    Each Declaration authorizes the Regular Trustees to issue on behalf of a Trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a Trust's preferred and common securities will be used by the Trust to purchase a series of debt securities issued by UNBC. The debt securities will be held in trust by the Property Trustee for the benefit of the holders of such preferred and common securities.

    Under the Trust Preferred Securities Guarantee, UNBC will agree to make payments of distributions and payments on redemption or liquidation with respect to the Trust's preferred securities, but only to the extent such Trust has funds available to make those payments and has not made such payments. See "Description of the Trust Preferred Securities Guarantees."

    The assets of a Trust available for distribution to the holders of its preferred securities will be limited to payments from UNBC under the series of debt securities held by such Trust. If we fail to make a payment on such debt securities, the Trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

    Each Trust Preferred Securities Guarantee, when taken together with our obligations under the related series of debt securities and the Indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a Trust.

    Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Property Trustee will act as indenture trustee for the preferred securities to be issued by the applicable Trust, in order to comply with the provisions of the Trust Indenture Act.

    Each series of trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as described in the relevant Declaration or made part of such Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of such preferred securities will mirror the terms of the debt securities held by the Trust.

    The prospectus supplement relating to the preferred securities of a Trust will describe the specific terms of such preferred securities, including:

    - the name of such preferred securities;

    - the dollar amount and number of preferred securities issued;

    - the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions and the place(s) where distributions and other amounts payable will be paid;

    - any provision relating to deferral of distribution payments;

    - the date from which distributions shall be cumulative;

    - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which such preferred securities shall be purchased or redeemed, in whole or in part;

    - the terms and conditions, if any, upon which the applicable series of debt securities may be distributed to holders of such preferred securities;

    - the voting rights, if any, of holders of such preferred securities;

    - any securities exchange on which such preferred securities will be listed;

    - whether such preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for such global certificates and the specific terms of the depositary arrangements; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of such preferred securities.

    Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of trust preferred securities covered by such prospectus supplement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Unless otherwise specified in the applicable prospectus supplement, each Declaration states that the related Trust shall be dissolved:

    - on the expiration of the term of such Trust;

    - upon the bankruptcy of UNBC;

    - upon the filing of a certificate of dissolution or its equivalent with respect to UNBC;

    - upon the filing of a certificate of cancellation with respect to such Trust after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of such Trust, voting together as a single class;

    - 90 days after the revocation of the charter of UNBC (but only if the charter is not reinstated during that 90-day period);

    - upon the distribution of the related debt securities directly to the holders of the preferred and common securities of such Trust;

    - upon the redemption of all of the common and preferred securities of such Trust; or

    - upon entry of a court order for the dissolution of UNBC or such Trust.

    Unless otherwise specified in the applicable prospectus supplement, in the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the preferred and common securities issued by such Trust will be entitled to receive:

    - cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

    - debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.

    If such Trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the Trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on such preferred securities will be paid before any distribution on such common securities.

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DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture relating to a series of debt securities is an event of default under the Declaration of the Trust that owns those debt securities (a "Declaration Event of Default"). See "Description of Debt Securities--Events of Default."

    UNBC and the Regular Trustees of a Trust must file annually with the Property Trustee for such Trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

    Upon the occurrence of a Declaration Event of Default, the Property Trustee of the applicable Trust, as the sole holder of the debt securities held by such Trust, will have the right under the Indenture to declare the principal of, premium, if any, and interest on such debt securities to be immediately due and payable.

    If a Property Trustee fails to enforce its rights under the related Declaration or the Indenture to the fullest extent permitted by law and subject to the terms of the Declaration and the Indenture, any holder of the preferred securities issued by the Trust may sue UNBC, or seek other remedies, to enforce the Property Trustee's rights under the Declaration or the Indenture without first instituting a legal proceeding against such Property Trustee or any other person.

    If we fail to pay principal, premium, if any, or interest on a series of debt securities when payable, then a holder of the related trust preferred securities may directly sue us or seek other remedies, to collect its pro rata share of payments owned.

REMOVAL AND REPLACEMENT OF TRUSTEES

    Only the holder of a Trust's common securities has the right to remove or replace the trustees of such Trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for such Trust.

CONVERSION OR EXCHANGE RIGHTS

    The terms on which trust preferred securities of any series are convertible into or exchangeable for our common stock or other securities of UNBC will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of UNBC, and may include provisions pursuant to which the number of shares of our common stock or other securities of UNBC to be received by the holders of trust preferred securities would be subject to adjustment.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUSTS

    A Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation or other body ("Merger Event"), except as described below. A Trust may, with the consent of a majority of its Regular Trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, or be replaced by another Trust, provided that:

    - the successor entity either

       (1) assumes all of the obligations of the Trust relating to its preferred and common securities or

       (2) substitutes for such Trust's preferred and common securities other securities substantially similar to such preferred and common securities ("successor securities"), so long as the successor securities rank the same as such preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

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
    - UNBC acknowledges a trustee of such successor entity who has the same powers and duties as the Property Trustee of such Trust as the holder of the particular series of debt securities;

    - the preferred securities are listed, or any successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization that the trust preferred securities are then listed, if any;

    - the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its trust preferred and trust common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

    - the Merger Event does not cause the preferred securities or successor securities to be downgraded by any nationally recognized statistical rating organization;

    - the successor entity has a purpose identical to that of the Trust;

    - prior to the Merger Event, UNBC has received an opinion of counsel from a nationally recognized law firm stating that (a) such Merger Event does not adversely effect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect and (b) following the Merger Event, neither the Trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

    - UNBC guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable Trust Preferred Securities Guarantee and the guarantee of the common securities for such Trust, if any.

    In addition, unless all of the holders of the trust preferred and trust common securities approve otherwise, a Trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF DECLARATIONS

    The holders of trust preferred securities have no voting rights except as discussed under "--Mergers, Consolidations or Amalgamations of the Trust," "--Removal and Replacement of Trustees" and "Description of the Trust Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for such Trust.

    A Declaration may be amended if approved by a majority of the Regular Trustees of the applicable Trust. However, if any proposed amendment provides for, or such Regular Trustees otherwise propose to effect,

       (1) any action that would adversely affect the powers, preferences or special rights of the trust's preferred and common securities, whether by way of amendment to such Declaration or otherwise; or

       (2) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of its Declaration,

then the holders of the Trust's preferred and common securities as a single class will be entitled to vote on such amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred and trust common securities affected by such amendment or proposal.

    If any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or the common securities of a Trust, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of such affected class. Notwithstanding the foregoing, certain specified provisions of the Declaration may not be amended without the consent of all holders of the trust's preferred and common securities.

    No amendment may be made to a Declaration if such amendment would:

    - cause the related Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

    - reduce or otherwise adversely affect the powers of the related Property Trustee; or

    - cause the related Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each Trust have the right to:

    - direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee of the Trust; or

    - direct the exercise of any Trust or power conferred upon such Property Trustee under that Trust's Declaration, including the right to direct the Property Trustee, as the holder of a series of debt securities, to

       (1) exercise the remedies available under the Indenture with respect to such debt securities,

       (2) waive any event of default under the Indenture that is waivable,

       (3) cancel an acceleration of the principal of the debt securities, or

       (4) consent to any amendment, modification or termination of the Indenture where consent is required.

    However, if the Indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of debt securities (a "super-majority"), then the Property Trustee for such series must get approval of the holders of a super-majority in liquidation amount of such series of the trust preferred securities.

    In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel from a nationally recognized law firm stating that such action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

    The Property Trustee of a Trust will notify all preferred securities holders of such Trust of any notice received from the Trustee with respect to the debt securities held by such Trust.

    As described in each Declaration, the Property Trustee may hold a meeting to have trust preferred securities holders vote on a change or have them approve the change by written consent.

    If a vote of trust preferred securities holders is taken or a consent is obtained, any trust preferred securities that are owned by UNBC or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means that:

       (1) UNBC and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities and

       (2) any trust preferred securities owned by us, the Regular Trustees or any of our respective affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

INFORMATION CONCERNING THE PROPERTY TRUSTEES

    The Property Trustees will be unaffiliated with UNBC and BTM. For matters relating to compliance with the Trust Indenture Act, the Property Trustee of each Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default under the applicable Trust, undertakes to perform only such duties as are specifically set forth in the applicable Declaration and, upon a Declaration Event of Default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Property Trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

MISCELLANEOUS

    The Trustees of each Trust are authorized and directed to conduct the affairs of and to operate such Trust in such a way that

    - the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

    - the Trust will be classified as a grantor trust for United States federal income tax purposes; and

    - the debt securities held by the Trust will be treated as indebtedness of UNBC for United States federal income tax purposes.

    UNBC and the Trustees of a Trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that we and the Trustees of such Trust determine to be necessary or desirable for such purposes.

    Holders of trust preferred securities have no preemptive or similar rights.

    A Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

    The Property Trustee will promptly make distributions to the holders of such Trust's preferred securities and common securities out of funds received by such Trust from holding our debt securities.

GOVERNING LAW

    Each Declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF DEBT SECURITIES

    The following descriptions of debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the Indenture. Such document will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the Indenture.

    We may issue, from time to time, debt securities, in one or more series, and will consist of either our senior debt ("Senior Debt Securities"), our senior subordinated debt ("Senior Subordinated Debt Securities"), our subordinated debt ("Subordinated Debt Securities") or our junior subordinated debt ("Junior Subordinated Debt Securities"). The debt securities we offer will be issued under an Indenture between us and The First National Bank of Chicago, acting as trustee (a "Trustee"). Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL TERMS OF THE INDENTURE

    The Indenture does not limit the amount of debt securities that may be issued. It provides that debt securities may be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the Indenture, the terms of the Indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

    The applicable prospectus supplement for a series of debt securities to be issued will describe, among other things, the following terms of such offered debt securities:

    - the title;

    - any limit on the aggregate principal amount;

    - whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

    - whether issued in the form of one or more global securities and whether all or a portion of the principal amount of such debt securities is represented thereby;

    - the price or prices at which such debt securities will be issued;

    - the date or dates on which principal is payable;

    - the place or places where and the manner in which principal, premium or interest will be payable and the place or places where such debt securities may be presented for transfer and, if applicable, conversion or exchange;

    - interest rates, and the dates from which such interest, if any, will accrue, and the dates when such interest is payable and the maturity;

    - the right, if any, to extend the interest payment periods and the duration of the extensions;

    - our rights or obligations to redeem or purchase such debt securities;

    - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

    - the currency or currencies of payment of principal or interest;

    - the terms applicable to any debt securities issued at a discount from their stated principal amount;

    - the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

    - if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which such debt securities are stated to be payable, the manner in which such amounts are determined and the calculation agent, if any, with respect thereto;

    - if other than the principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on certain of our obligations;

    - if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

    - any other specific terms of any debt securities.

    The applicable prospectus supplement will set forth certain United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

SENIOR DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

SENIOR SUBORDINATED DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

SUBORDINATED DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

JUNIOR SUBORDINATED DEBT SECURITIES

    Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

CONVERSION OR EXCHANGE RIGHTS

    Debt securities may be convertible into or exchangeable for shares of UNBC's equity securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms will include, among others, the following:

    - the conversion or exchange price;

    - the conversion or exchange period;

    - provisions regarding the ability of us or the holder to convert or exchange the debt securities;

    - events requiring adjustment to the conversion or exchange price; and

    - provisions affecting conversion or exchange in the event of our redemption of such debt securities.

CONSOLIDATION, MERGER OR SALE

    We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (i) we will be the continuing corporation or (ii) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the U.S., any state of the U.S. or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing. Subject to certain exceptions, when the person to which our assets are transferred or leased has assumed our obligations under the debt securities and the Indenture, we shall be discharged from all our obligations under the debt securities and the Indenture.

    This covenant would not apply to any recapitalization transaction, a change of control of UNBC or a highly leveraged transaction, unless such transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

EVENTS OF DEFAULT

    Unless otherwise indicated, the term "Event of Default," when used in the Indenture, means any of the following:

    - failure to pay interest for 30 days after the date payment is due and payable; provided that a valid extension of an interest payment period by UNBC in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

    - failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

    - failure to make sinking fund payments when due;

    - failure to perform any other covenant for 90 days after notice that performance was required;

    - certain events in bankruptcy, insolvency or reorganization of UNBC; or

    - any other Event of Default provided in the applicable resolution of our Board or the supplemental indenture under which such series of debt securities is issued.

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. IF AN EVENT OF DEFAULT RELATING TO THE PAYMENT OF INTEREST, PRINCIPAL OR ANY SINKING FUND INSTALLMENT WITH RESPECT TO ANY SERIES OF DEBT SECURITIES SHALL HAVE OCCURRED AND BE CONTINUING, THE TRUSTEE OR THE HOLDERS OF NOT LESS THAN 25% IN AGGREGATE PRINCIPAL AMOUNT OF THE DEBT SECURITIES OF SUCH SERIES MAY DECLARE THE ENTIRE PRINCIPAL OF ALL THE DEBT SECURITIES OF SUCH SERIES TO BE DUE AND PAYABLE IMMEDIATELY. IF AN EVENT OF DEFAULT INVOLVING CERTAIN EVENTS IN BANKRUPTCY, INSOLVENCY OR REORGANIZATION OF UNBC OR ANOTHER EVENT OF DEFAULT UNDER A PARTICULAR SERIES OF DEBT SECURITIES SHALL HAVE OCCURRED AND BE CONTINUING, THE TRUSTEE OR THE HOLDERS OF NOT LESS THAN 25% IN THE AGGREGATE PRINCIPAL AMOUNT OF EACH AFFECTED SERIES OF DEBT SECURITIES MAY DECLARE THE ENTIRE PRINCIPAL AMOUNT OF THEIR RESPECTIVE DEBT SECURITIES TO BE DUE AND PAYABLE IMMEDIATELY. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the debt securities of a series may rescind and annul any such declarations and consequences with respect to such series.

    The Indenture imposes limitations on suits brought by holders of debt securities against us. No holder of debt securities of any series may institute any action against us under the Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless (i) such holder has previously given to the Trustee written notice of default and continuance of such default,
(ii) the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the Trustee institute such action, (iii) such requesting holders have offered the Trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing such action, (iv) the Trustee has not instituted such action within 60 days of such request and (v) the Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of such series.

    We will be required to file annually with the Trustee a certificate, signed by an officer of UNBC, stating whether or not such officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture.

REGISTERED GLOBAL SECURITIES

    We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more Registered Global Securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Registered Global Security may not be transferred except as a whole (i) by the depositary for such Registered Global Security to its nominee or, (ii) by a nominee of the depositary to the depositary or another nominee of the depositary or (iii) by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

    The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a Registered Global Security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

    - ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the depositary for such Registered Global Security, such persons being referred to as "participants," or persons that may hold interests through participants;

    - upon the issuance of a Registered Global Security, the depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such Registered Global Security beneficially owned by such participants;

    - any dealers, underwriters, or agents participating in the distribution of such debt securities will designate the accounts to be credited; and

    - ownership of beneficial interest in such Registered Global Security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

    The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of certain persons to own, transfer or pledge beneficial interests in Registered Global Securities.

    So long as the depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the debt securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in the definitive form and will not be considered the owners or holders of such debt securities under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the depositary for such Registered Global Security and, if such person is not a participant, on the procedures of a participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments of principal and premium, if any, and interest, if any, of debt securities represented by a Registered Global Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owners of the Registered Global Security. None of us, the Trustee or any other agent of us or the Trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that the depositary for any debt securities represented by a Registered Global Security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in such Registered Global Security held through such participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any such payments will be the responsibility of such participants.

    If the depositary for any debt securities represented by a Registered Global Security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue such debt securities in definitive form in exchange for such Registered Global Security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more Registered Global Securities and, in such event, will issue debt securities of such series in a definitive form in exchange for all of the Registered Global Security or Securities representing such debt securities. The Trustee will register any debt securities issued in definitive form in exchange for a Registered Global Security in such name or names as the depositary, based upon instructions from its participants, shall instruct the Trustee.

    Bearer debt securities of a series may also be issued in the form of one or more global securities, referred to as "bearer global securities," that will be deposited with a common depositary for Euroclear System and Cedel Bank, SOCIETE ANONYME, or with a nominee for such depositary identified in the prospectus supplement relating to such series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the position of such series represented by a bearer global security.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    We can discharge or decrease our obligations under the Indenture as set forth below.

    We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). Such discharge may be affected by our irrevocably depositing with the Trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on such debt securities and any mandatory sinking fund payments.

    Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time ("defeasance"). We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants imposed by such series of debt securities and certain provisions of the Indenture, and we may omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). Defeasance and covenant defeasance may be effected only if, among other things: (i) we irrevocably deposit with the Trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of such series; (ii) we deliver to the Trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of such series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' U.S. federal income tax treatment of principal, premium, if any, and interest payments on such series of debt securities and (iii) in the case of subordinated debt securities, no event or condition shall exist that, pursuant to the subordination provisions applicable to such series, would prevent us from making payments of principal of, premium, if any, and interest on any of such subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date. In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal
income tax law occurring, after                         , 1998, since such a
result would not occur under the U.S. federal income tax laws in effect on such date.

    Although we may discharge or decrease our obligations under the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

MODIFICATION OF THE INDENTURE

    The Indenture provides that we and the Trustee may enter into supplemental indentures without the consent of the holders of debt securities to: (i) secure any debt securities, (ii) evidence the assumption by a successor corporation of our obligations, (iii) add covenants for the protection of the holders of debt securities, (iv) cure any ambiguity or correct any inconsistency in the Indenture, (v) establish the forms or terms of debt securities of any series and
(vi) evidence and provide for the acceptance of appointment by a successor trustee.

    The Indenture also provides that we and the Trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the Indenture or modify in any manner the rights of the holders of such debt securities. We and the Trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

    - extend the final maturity of any debt security;

    - reduce the principal amount or premium, if any;

    - reduce the rate or extend the time of payment of interest;

    - reduce any amount payable on redemption;

    - change the currency in which the principal (other than as otherwise may be provided with respect to such series), premium, if any, or interest is payable;

    - reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

    - alter certain provisions of the Indenture relating to the debt securities not denominated in U.S. dollars;

    - impair the right to institute suit for the enforcement of any payment on any debt security when due; or

    - reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the Indenture.

CONCERNING THE TRUSTEE

    The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee of a Trust under the Indenture separate and apart from the Trust administered by any other Trustee under the Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to such series at an office designated by such Trustee in New York, New York.

    The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of UNBC, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee may engage in other transactions; however, if it acquires any conflicting interest relating to any duties with respect to the debt securities it must eliminate such conflict or resign as Trustee.

    The holders of a majority in principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of debt securities, provided that such direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any Trustee in personal liability. The Indenture provides that in case an Event of Default shall occur and be known to any Trustee (and not be cured), such Trustee must use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

NO INDIVIDUAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS OR DIRECTORS

    The Indenture provides that no incorporator and no past, present or future shareholder, officer or director, of UNBC or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the Indenture.

GOVERNING LAW

    The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the state of New York.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

    The following descriptions of the trust preferred securities guarantees do not purport to be complete and are subject to and qualified in their entirety by reference to our guarantee of the preferred securities issued by each Trust (the "Trust Preferred Securities Guarantees"). Such document will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

    UNBC will execute a Trust Preferred Securities Guarantee, which benefits the holders of trust preferred securities, at the time that a Trust issues those trust preferred securities. Each Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise stated in a prospectus supplement, The First National Bank of Chicago will act as indenture trustee ("Trust Preferred Guarantee Trustee") under each Trust Preferred Securities Guarantee for the purposes of compliance with the Trust Indenture Act. The Trust Preferred Guarantee Trustee will hold each Trust Preferred Securities Guarantee for the benefit of the preferred securities holders of the applicable Trust.

    UNBC will agree, as described in each Trust Preferred Securities Guarantee, to pay in full, to the holders of the trust preferred securities issued by the applicable Trust, the Trust Preferred Securities Guarantee Payments (as defined) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments, to the extent not paid by a Trust ("Trust Preferred Securities Guarantee Payments"), will be covered by the applicable Trust Preferred Securities Guarantee:

    - any accrued and unpaid distributions required to be paid on the applicable trust preferred securities, to the extent that the Trust has funds available to make the payment;

    - the redemption price, to the extent that the Trust has funds available to make the payment; and

    - upon a voluntary or involuntary dissolution and liquidation of the Trust (other than in connection with a distribution of debt securities to holders of such trust preferred securities or the redemption of all such trust preferred securities), the lesser of

       (1) the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds available to make the payment and

       (2) the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the Trust ("Liquidation Payment").

    Our obligation to make a Trust Preferred Securities Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

    No single document executed by UNBC relating to the issuance of trust preferred securities will provide for its full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the Indenture and the applicable Trust Preferred Securities Guarantee and Declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a Trust's obligations under its trust preferred securities.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

    Each Trust Preferred Securities Guarantee will constitute an unsecured obligation of UNBC and will rank:

    - subordinate and junior in right of payment to all of our other liabilities (except those obligations made equal or junior to its obligations under a Trust Preferred Securities Guarantee);

    - equal with the most senior preferred or preference stock now or hereafter issued by us, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

    - senior to our Common Stock.

    Each Declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the Trust Preferred Securities Guarantee. Each Trust Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the Trust Preferred Securities Guarantee without first suing any other person or entity). A Trust Preferred Securities Guarantee will not be discharged except by payment of the Trust Preferred Securities Guarantee Payments in full to the extent not previously paid or upon distribution to the applicable trust preferred securities holders of the corresponding series of debt securities pursuant to the appropriate Declaration.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no consent of such holders will be required), a Trust Preferred Securities Guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of such trust preferred securities (excluding any such trust preferred securities held by us or any of our affiliates). A description of the way to obtain any approval is described under "Description of the Trust Preferred Securities--Voting Rights; Amendment of Declarations." All guarantees and agreements contained in the Trust Preferred Securities Guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

TRUST PREFERRED SECURITIES GUARANTEE EVENTS OF DEFAULT

    An event of default under a Trust Preferred Securities Guarantee occurs if we fail to make any of our required payments or perform its obligations under such Trust Preferred Securities Guarantee.

    The holders of at least a majority in aggregate liquidation amount of the trust preferred securities relating to each Trust Preferred Securities Guarantee (excluding any trust preferred securities held by the Company or any of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee relating to such Trust Preferred Securities Guarantee or to direct the exercise of any Trust or power given to the Trust Preferred Guarantee Trustee under such Trust Preferred Securities Guarantee.

INFORMATION CONCERNING THE TRUST PREFERRED GUARANTEE TRUSTEE

    The Trust Preferred Guarantee Trustee under a Trust Preferred Securities Guarantee, other than during the occurrence and continuance of a default under such Trust Preferred Securities Guarantee, will only perform the duties that are specifically described in such Trust Preferred Securities Guarantee. After such a default, the Trust Preferred Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a Trust Preferred Guarantee Trustee is under no obligation to exercise any of its powers as described in the applicable Trust Preferred Securities Guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE TRUST PREFERRED SECURITIES GUARANTEE

    Each Trust Preferred Securities Guarantee will terminate once the applicable trust preferred securities are paid in full or upon distribution of the corresponding series of debt securities to the holders of such trust preferred securities. Each Trust Preferred Securities Guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities issued by the applicable Trust must restore payment of any sums paid under such trust preferred securities or such Trust Preferred Securities Guarantee.

GOVERNING LAW

    The Trust Preferred Securities Guarantees will be governed by and construed in accordance with the laws of the state of New York.

     RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST PREFERRED
        SECURITIES GUARANTEE AND THE DEBT SECURITIES HELD BY EACH TRUST

    Payments of distributions and redemption and liquidation payments due on each series of the trust preferred securities (to the extent the applicable Trust has funds available for the payments) will be guaranteed by UNBC to the extent described under "Description of the Trust Preferred Securities Guarantees." No single document executed by us in connection with the issuance of any series of the trust preferred securities will provide for its full, irrevocable and unconditional guarantee of such trust preferred securities. It is only the combined operation of our obligations under the applicable Trust Preferred Securities Guarantee, Declaration and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under its trust preferred securities.

    As long as we make payments of interest and other payments when due on the debt securities held by a Trust, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by that Trust, primarily because:

    - the aggregate principal amount of the debt securities will be equal to the sum of the aggregate liquidation amount of the trust preferred and trust common securities;

    - the interest rate and interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

    - we shall pay for any and all costs, expenses and liabilities of each Trust except such Trust's obligations under its trust preferred securities; and

    - each Declaration provides that the related Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    If and to the extent that we do not make payments on such debt securities, such Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the Trust Preferred Securities Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your pro rata share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under such Trust's Declaration to the extent we make a payment to you in any such legal action.

    A holder of any trust preferred security may sue us, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first suing the applicable Preferred Guarantee Trustee, the Trust which issued the preferred security or any other person or entity.

                              PLAN OF DISTRIBUTION

    UNBC may sell common stock, preferred stock, depositary shares or any series of debt securities and a Trust may sell trust preferred securities being offered hereby in one or more of the following ways from time to time:

    - to underwriters or dealers for resale to the public or to institutional investors;

    - directly to institutional investors; or

    - through agents to the public or to institutional investors.

    The prospectus supplements will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to UNBC or the applicable Trust, as the case may be, from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    If a dealer is used in the sale, UNBC and/or a Trust, as the case may be, will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time for resale.

    Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

    Underwriters and agents may be entitled under agreements entered into with the Company and/or a Trust to indemnification by UNBC and/or such Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

    Other than the Common Stock which is listed on the NMS, each of the securities issued hereunder will be new issues of securities and will have no prior trading market. Any Common Stock sold pursuant to a prospectus supplement will be quoted on the NMS, subject to official notice of issuance. Any underwriters to whom securities are sold by UNBC or by the Trusts for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

                                 LEGAL OPINIONS

    The validity of the securities being offered hereby is being passed upon for UNBC and each Trust by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from UNBC's Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements give retroactive effect to the 1996 merger of BanCal Tri-State Corporation and Union Bank which has been accounted for as a pooling-of-interests. The consolidated statements of income, changes in shareholders' equity, and cash flows of Union Bank and its subsidiaries for the year ended December 31, 1995 (not presented separately in UNBC's 1997 Annual Report on Form 10-K/A) were audited by Arthur Andersen LLP, independent auditors, as stated in their report incorporated by reference herein.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses to be borne by the Company and BTM in connection with the offerings described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission Registration Fee...............  $ 208,500
Transfer Agents, Trustees and Depositary's Fees and Expenses......
Printing and Engraving Fees and Expenses..........................
Accounting Fees and Expenses......................................
Blue Sky Fees and Expenses........................................
Legal Fees........................................................
Rating Agency Fees................................................
Miscellaneous (including Listing Fees, if applicable).............
                                                                    ---------
    Total.........................................................  $
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As authorized by Section 317 of the CGCL, each director and officer of UNBC may be indemnified by UNBC against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that such person is or was a director or officer of UNBC if such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of UNBC and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of UNBC, the director or officer may not be indemnified in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to UNBC unless a court determines otherwise.

    In addition, we maintain a directors' and officers' liability policy.

    Article VII of the Articles of Incorporation and Section 55 of the Bylaws provide that, to the fullest extent permitted by law, directors of UNBC will not be liable for monetary damages to UNBC or its shareholders for breaches of their fiduciary duties.

ITEM 16.  EXHIBITS

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

EXHIBIT
NUMBER DESCRIPTION OF EXHIBITS
------ --------------------------------------------------------------------------

  4.1* Form of Common Stock

  4.2  Certificate of Trust of UnionBanCal Finance Trust I

  4.3  Certificate of Trust of UnionBanCal Finance Trust II

  4.4  Certificate of Trust of UnionBanCal Finance Trust III

  4.5  Certificate of Trust of UnionBanCal Finance Trust IV

  4.6* Declaration of Trust of UnionBanCal Finance Trust I

EXHIBIT
NUMBER DESCRIPTION OF EXHIBITS
------ --------------------------------------------------------------------------
  4.7* Declaration of Trust of UnionBanCal Finance Trust II

  4.8* Declaration of Trust of UnionBanCal Finance Trust III

  4.9* Declaration of Trust of UnionBanCal Finance Trust IV

  4.10* Form of Amended and Restated Declaration of Trust of UnionBanCal Finance
         Trust I

  4.11* Form of Amended and Restated Declaration of Trust of UnionBanCal Finance
         Trust II

  4.12* Form of Amended and Restated Declaration of Trust of UnionBanCal Finance
         Trust III

  4.13* Form of Amended and Restated Declaration of Trust of UnionBanCal Finance
         Trust IV

  4.14* Form of Indenture

  4.15* Form of Trust Preferred Security (included in Exhibit 4.3)

  4.16* Form of Preferred Securities Guarantee Agreement with respect to Trust
         Preferred Securities to be issued by UnionBanCal Finance Trust I

  4.17* Form of Preferred Securities Guarantee Agreement with respect to Trust
         Preferred Securities to be issued by UnionBanCal Finance Trust II

  4.18* Form of Preferred Securities Guarantee Agreement with respect to Trust
         Preferred Securities to be issued by UnionBanCal Finance Trust III

  4.19* Form of Preferred Securities Guarantee Agreement with respect to Trust
         Preferred Securities to be issued by UnionBanCal Finance Trust IV

  4.20* Form of Preferred Stock

  4.21* Form of Deposit Agreement

  4.22* Form of Depositary Share

  5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Common Stock, Preferred Stock, Debt Securities; Trust Preferred
         Securities and Trust Preferred Securities Guarantee

 12.1* Statement re: Computation of Ratios of Earnings to Fixed Charges and of
         Earnings to Combined Fixed Charges and Preferred Stock Dividends of UNBC

 23.1  Consent of Deloitte & Touche LLP, Independent Auditors

 23.2  Consent of Arthur Andersen LLP, Independent Accountants

 23.3* Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit
         5.1)

 24.1 Power of Attorney of certain officers and directors of UNBC (included on signature page)

 25.1* Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939, as amended, of The First National Bank of Chicago, as Trustee under the Indenture

------------------------

 * To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

ITEM 17.  UNDERTAKINGS

    The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percentage change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any of the registrants pursuant to the provisions set forth in Item 15, or otherwise, each of the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by one of the registrants of expenses incurred or paid by a director, officer or controlling registrant of expenses incurred or paid by a director, officer or controlling person of one of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrants undertake that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 18th day of November, 1998.

                                UNIONBANCAL CORPORATION

                                By:            /s/ TAKAHIRO MORIGUCHI
                                     -----------------------------------------
                                                 Takahiro Moriguchi
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Takahiro Moriguchi, Yoshihiko Someya, David I. Matson and John H. McGuckin, Jr., and each of them, in his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents of their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on November 18, 1998.

             SIGNATURES                              TITLE
------------------------------------  ------------------------------------

       /s/ TAKAHIRO MORIGUCHI         President and Chief Executive
------------------------------------    Officer and Director
         Takahiro Moriguchi             (Principal Executive Officer)

        /s/ YOSHIHIKO SOMEYA
------------------------------------  Deputy Chairman of the Board
          Yoshihiko Someya

        /s/ DAVID I. MATSON           Executive Vice President and Chief
------------------------------------    Financial Officer
          David I. Matson               (Principal Financial Officer)

       /s/ DAVID A. ANDERSON
------------------------------------  Senior Vice President and Controller
         David A. Anderson              (Principal Accounting Officer)

             SIGNATURES                              TITLE
------------------------------------  ------------------------------------

          /s/ KAORU HAYAMA
------------------------------------  Chairman of the Board
            Kaoru Hayama

      /s/ RICHARD C. HARTNACK
------------------------------------  Vice Chairman of the Board
        Richard C. Hartnack

        /s/ ROBERT M. WALKER
------------------------------------  Vice Chairman of the Board
          Robert M. Walker

       /s/ RICHARD D. FARMAN
------------------------------------  Director
         Richard D. Farman

       /s/ STANLEY F. FARRAR
------------------------------------  Director
         Stanley F. Farrar

       /s/ HERMAN E. GALLEGOS
------------------------------------  Director
         Herman E. Gallegos

        /s/ JACK L. HANCOCK
------------------------------------  Director
          Jack L. Hancock

          /s/ HARRY W. LOW
------------------------------------  Director
            Harry W. Low

          /s/ MARY S. METZ
------------------------------------  Director
            Mary S. Metz

        /s/ RAYMOND E. MILES
------------------------------------  Director
          Raymond E. Miles

       /s/ J. FERNANDO NIEBLA
------------------------------------  Director
         J. Fernando Niebla

             SIGNATURES                              TITLE
------------------------------------  ------------------------------------

       /s/ SIDNEY R. PETERSEN
------------------------------------  Director
         Sidney R. Petersen

       /s/ CARL W. ROBERTSON
------------------------------------  Director
         Carl W. Robertson

        /s/ HENRY T. SWIGERT
------------------------------------  Director
          Henry T. Swigert

          /s/ TSUNEO WAKAI
------------------------------------  Director
            Tsuneo Wakai

        /s/ HIROSHI WATANABE
------------------------------------  Director
          Hiroshi Watanabe

------------------------------------  Director
          Blenda J. Wilson

------------------------------------  Director
          Kenji Yoshizawa